Exhibit 99.1

eLandia International Modifies Credit Agreement, Eliminating Majority of

Long-Term Debt While Reducing Shares Outstanding

Miami, FLORIDA, February 6, 2009 – eLandia (OTC BB: ELAN.OB), a leading technology enabler of emerging markets, today announced that it has restructured its capital structure after modifying its credit agreement with Stanford International Bank Ltd (SIBL). As a result of the modification, eLandia will eliminate a majority of its long-term debt, while at the same time reducing the total number of its fully diluted shares outstanding. Pete R. Pizarro, Chairman and CEO of eLandia commented, “The credit agreement modification has improved our financial flexibility by reducing the company’s leverage and enhancing our future borrowing capacity. With more than $40 million cash and equivalents as of December 31, 2008, we continue to have the resources available to capitalize on the information and communications technology (ICT) services opportunity that we see in Latin America.”

Under the terms of the modified credit agreement, eLandia has terminated SIBL’s obligation to lend to eLandia the $28 million balance of the amount committed and in exchange, SIBL has surrendered for cancellation 16,148,612 shares of eLandia common stock. In addition, SIBL has converted the total principal amount outstanding under the loan of $12 million into 1,777,778 shares of eLandia’s Series B Convertible Preferred Stock and agreed to exchange $2.35 million of outstanding principal owed by a subsidiary of eLandia under separate agreement for 344,444 shares of Series B Convertible Preferred Stock. As a result of the modification, eLandia has reduced its common stock outstanding from 40.9 million shares to 24.8 million shares.

As part of the modification, SIBL was granted the option to purchase an additional 592,593 shares of the company’s Series B Preferred Stock for an aggregate purchase price of $4 million, exercisable through March 31, 2009. The terms of the Series B Preferred Stock were also amended to reduce the conversion ratio and to eliminate the voting rights of the Series B Preferred Stock. In the event that SIBL does not exercise this option in full, the conversion ratio for all shares of Series B Preferred Stock will be further reduced effective April 1, 2009. Also, SIBL agreed to terminate all of its rights to cause eLandia to register its shares for resale.

In addition, SIBL has placed all of its shares of common stock and Series B Preferred Stock in a voting trust under which Mr. Pizarro serves as Voting Trustee.

Since the funding commitment modification would have resulted in a default of Mr. Pizarro’s executive employment agreement, the company has agreed to amend his employment agreement which includes the accelerated vesting of certain restricted shares held by him, to guarantee certain payments due under the agreement, and to issue him additional stock options as set forth in greater detail in the reports filed with the SEC. Separately, the company also has decided that it should simultaneously take the steps necessary to reprice certain of its outstanding stock options under its stock option plan at an exercise price more in line with prevailing market, which options are held primarily by a small group of senior executives, key employees and directors.

Mr. Pizarro commented, “We are steadfast in our commitment to growing the company through the combination of continued expansion of existing operations and evaluating key strategic acquisitions in the Latin American region. The modification will allow us the flexibility to utilize the surrendered common shares as currency as we pursue acquisition opportunities.”

About eLandia

With over 3,000 business customers and a presence in 17 countries, eLandia (OTC BB: ELAN.OB), and its family of companies deliver an array of information and communications technology (ICT) services to emerging markets experiencing rapid development, predominantly focusing on Latin America, the Caribbean and the South Pacific. eLandia assists its customers to implement world-class integrated infrastructure solutions and cutting-edge networking technologies, and to build highly-qualified local workforces to enable their businesses to transform and integrate into the global economy. For more information, please visit www.elandiagroup.com.

Contact

Javier Rodriguez

SVP, Communications & Marketing

305.415.8830

jrodriguez@elandiagroup.com

This press release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” expect,” anticipate,” project,” and conditional verbs such as “may,” “could,” and “would,” and other similar expressions. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated.